Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                     Contact: Paul Knopick

                                                                                                                     888-795-6336

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ITRONICS’ 2009 REVENUES INCREASE 11 PERCENT TO $3.3 MILLION, TOP YEAR EVER FOR ENVIRONMENTALLY GREEN COMPANY

Revenue Growth Driven by 53 Percent Increase in 2009 Silver Sales and 133 Percent Increase in Fourth Quarter GOLD’n GRO Fertilizer Sales

RENO, Nevada, January 14, 2010 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that total revenues for 2009 increased 11 percent to $3.3 million from $3.0 million in 2008, making this the best sales year in Itronics’ history. Fourth quarter revenues increased by 16 percent to $697,000 from $601,000 in 2008, marking the best fourth quarter ever for the Company. Full year 2009 revenue growth was driven by a 53 percent increase in silver sales and a 133 percent increase in fourth quarter GOLD’n GRO fertilizer sales.

Unaudited revenues for the fourth quarter, and full year ended December 31, 2009 together with comparative figures for 2008 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2009	2008	2009	2008
REVENUE
Fertilizer	$ 510,244	$ 219,428	$ 2,485,486	$ 2,140,091
Silver	$ 145,671	$ 178,497	$ 685,702	$ 447,438
Photo Services	$ 32,766	$ 200,537	$ 131,517	$ 312,836
Mining Technical Services	$ 8,800	$ 2,818	$ 43,160	$ 111,817
Total Revenues	$ 697,481	$ 601,280	$ 3,345,865	$ 3,012,182

"Full year GOLD’n GRO liquid fertilizer revenue growth of 16 percent was boosted by fourth quarter sales growth of 133 percent," said Dr. John Whitney, Itronics President. "Our subsidiary, Itronics Metallurgical, has become an important western U.S. manufacturer of chelated liquid micro-nutrient fertilizers. These advanced technology micronutrient fertilizers are used as supplements in grower fertilization programs, and are now driving GOLD’n GRO sales growth. The strong growth experienced in the fourth quarter is expected to continue in 2010."

Silver revenues for the year increased 53 percent on a 48 percent increase in ounces sold. Silver sales growth is expected to continue in 2010 after the Stage I silver refinery expansion is completed in the second quarter.

Ongoing Photo Services revenue for year was down compared to 2008. Most of the decline was

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1-14-09 Itronics Inc Press Release, "2009 Fourth Quarter Revenue Increase…"

due to the fact that a Photochemical Silver Concentrator was sold in the fourth quarter 2008, while there was no comparable sale in 2009. The supply of spent photoliquids needed for GOLD’n GRO fertilizer sales continues to be more than adequate to support on-going sales growth. While the photographic industry continues to change, the available supply of spent photoliquids is still large, and is expected to continue to be large relative to Itronics needs for manufacturing GOLD’n GRO fertilizers.

During 2009, Itronics changed the focus of its Mining Technical Services division from consulting to using its library resources and the proprietary InsideMetals data base to identify and facilitate the acquisition of potentially viable gold and mineral properties. This division continues to advance its web based Gold Producer Stocks information portal: www.insidemetals.com. Itronics believes that the Whitney & Whitney expertise applied to mineral property acquisition and development will generate gold and mineral asset growth for the Company and provide opportunities to apply its creative environmental technologies in mine projects.

In the second half of 2009 Whitney & Whitney participated in the formation of Auric Gold & Minerals, an affiliated company, and helped Auric identify a suitable polymetallic gold property and begin acquiring the mineral rights through a claim staking project which is on-going. The longer term plan is to take Auric public to provide an exit strategy for its initial investors and to monetize the asset value to benefit Itronics and its shareholders.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" Company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)